Exhibit (p)(3)



                    THE ASSET MANAGEMENT GROUP OF LEHMAN BROTHERS
                           INVESTMENT MANAGEMENT DIVISION

                          INVESTMENT ADVISER CODE OF ETHICS
                          ---------------------------------



















                                                                   FEBRUARY 2005

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  TABLE OF CONTENTS

  Introduction...............................................................3
  Standards of Business Conduct..............................................4
  Scope......................................................................5
  Covered Accounts and Positions at Neuberger Berman, LLC
   ("Neuberger Berman") .....................................................6
  Covered Securities.........................................................6
  Personal Investment Transaction Procedures and Reporting...................7
  Holding Periods............................................................8
  Reporting Violations.......................................................9
  Price Switch Policy.......................................................10
  Same Day Price Switch.....................................................10
  Covered Accounts..........................................................10
    A.  Full Price Switch...................................................10
    B.  Limited Insider Price Switch........................................11
  Securities Covered under the Same Day Price Switch........................11
  7-Day Price Switch (Applicable to Investment Personnel)...................11
  Securities Covered under the 7-Day Price Switch...........................12
  Private Placements........................................................13
  Initial Public Offerings (IPOs)...........................................13
  Trading When Mutual Fund Trades are Pending...............................13
  Reporting and Certification Requirements..................................14
  Administration of the Code................................................15
  Trading of Lehman Brothers Holdings Inc. ("LEH")..........................16
  Lehman Brothers Securities................................................16
  Lehman Brothers Insiders..................................................17
  Prohibition Regarding the Use of Material Non-Public Information..........18
  Examples of Material Non-Public Information...............................18
  Mutual Fund Code of Ethics................................................19
  Definitions...............................................................20
  Exhibit A.................................................................22

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INTRODUCTION

The Asset Management Group of Lehman Brothers Investment Management Division (hereafter referred to as "AMG" or the "Firm") is the asset management division of Lehman Brothers Holdings Inc. AMG has many important assets; the most valuable is its established and unquestioned reputation for integrity and professionalism. Preserving this integrity demands the continuing alertness of every AMG Employee ("Employee"). AMG is comprised of a number of different registered investment advisers ("advisers"), each with its own investment management program, policies and procedures. Each registered investment adviser stands in a position of trust and confidence with respect to its clients as well as to clients broadly within AMG. Accordingly, each entity has a fiduciary duty to place the interests of AMG clients before the interests of the Firm and its Employees. Each Employee must avoid any activity or relationship that may reflect unfavorably on AMG as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety. In order to assist the Firm and its Employees in meeting our obligations as a fiduciary and pursuant to the requirements of Rule 204A-1 of the Investment Advisers Act of 1940 (the "Advisers Act") and the requirements of Rule 17j-1 under the Investment Company Act of 1940, the Firm has adopted a uniform Code of Ethics ("Code"), which governs the activities of all AMG Employees. Employees are required not only to comply with this Code but with all applicable federal securities laws. To the extent that there are policies and procedures (relating to the Code) unique to a particular division of AMG, these are included as an Addendum to this document. Attached as Exhibit A is a list of the registered investment advisers of the AMG to which these policies apply.

The core activity of AMG is the investment advisory business. Both from a legal and ethical perspective, this puts the Firm in a position of trust and responsibility to its clients and their assets. In all conceivable instances we are expected to put the interests of our clients first. If an investment opportunity that is deemed suitable for clients presents itself, the interests of clients should be the primary consideration. In fact, the interests of our clients should always be the focus of our professional activity. To that end, the Firm has established a series of rules and policies designed to ensure that all our Employees maintain the highest professional and industry standards.

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STANDARDS OF BUSINESS CONDUCT

The Code incorporates the following general principles:

     o Employees must at all times place the interests of clients ahead of their personal interests. Priority must be given to client trades over personal securities trades.

     o All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

     o Employees should not engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a client;

     o In personal securities investing, Employees should follow a philosophy of investment decision-making rather than trading;

     o Information concerning the identity of security holdings and financial circumstances of clients is confidential and even internally should be only disclosed on a need to know basis; and

     o  Independence in the investment decision-making process is paramount.


COMPLIANCE WITH LAWS AND REGULATIONS

Personal investing activities of "Supervised Persons" (defined below) can create conflicts of interest that may compromise our fiduciary duty to advisory clients. As a result, Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client to:

     a.   Defraud such client in any manner;

     b. Mislead such client, including by making a statement that omits material facts;

     c.   Engage in any manipulative practice with respect to such client; or

     d. Engage in any manipulative practice with respect to securities, including price manipulation.
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SCOPE

The Code covers the Firm's "Supervised Persons" which includes:

     o Directors, officers, and partners of each Adviser (or other persons occupying a similar status or performing similar functions);

     o    Employees of the Advisers; and

     o Any other person who provides advice on behalf of the Advisers and is subject to an Adviser's supervision and control.


     ACCESS PERSON

The determination as to whether an individual is an Access Person shall be made by the Divisional Compliance Department. An Access Person is generally defined as any officer, director or partner of the investment adviser(1), any Supervised Person who has access to nonpublic information relating to client purchases or sales of securities, any person involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic, and any Supervised Person who has access to nonpublic information regarding portfolio holdings of Affiliated Mutual Funds.

Under the AMG Code, all Employees are defined as Access Persons.


     INVESTMENT PERSONNEL

Please  see  the  "Definitions"   section  at  the  end  of  this  document  for
applicability of this term.


     COVERED ACCOUNTS

"Covered Account" includes any securities account (held at a broker-dealer, transfer agent, investment advisory firm or other financial services firm) held in the name of a Supervised Person, spouse, domestic partner or minor child of a Supervised Person, any securities accounts of any other person who lives with the Supervised Person and for whom the Supervised Person provides material financial support, and any account in which any such persons have a controlling or Beneficial Interest. This also includes accounts for which a Supervised Person has power of attorney, serves as executor, trustee or custodian. Restrictions placed on transactions executed within a Covered Account also

_____________________
(1) Pursuant to Rule 204A-1, if the Firm's primary business is providing investment advice, then all of its directors, officers and partners are Access Persons.

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pertain to investments  held outside of an account of which a Supervised  Person has physical control, such as a stock certificate.

     COVERED  ACCOUNTS  AND  POSITIONS  AT  NEUBERGER  BERMAN,  LLC
     ("NEUBERGER BERMAN")

Neuberger Berman, in addition to being a member of the AMG of the Investment Management Division, is also a registered broker-dealer and NASD member firm. In order to effectively administer our Code, AMG requires that all securities accounts in which a Firm Employee has a Beneficial Interest ("Covered Account") be maintained at Neuberger Berman. In addition, all securities transactions effected by all Firm Employees must be executed in an account at Neuberger Berman.


     EXCEPTIONS TO MAINTAINING ACCOUNTS AT NEUBERGER BERMAN

   o Accounts maintained at an external broker-dealer or third-party firm and for which the Supervised Person has received written approval from the
     Divisional  Compliance  Department  ("Approved  Outside  Account").   NOTE:
     Supervised Persons must ensure that the broker dealer at which an Approved Outside Account is held submits duplicate trade confirmations and statements to the Divisional Compliance Department.

   o Employees  are  permitted  to maintain  open-end  mutual  funds  (including
     Affiliated Mutual Funds) directly with the mutual fund distributor in a non-brokerage account.

   o Employees who wish to establish a dividend reinvestment plan directly through an issuer must obtain prior written approval from the Divisional Compliance Department and provide the Divisional Compliance Department with duplicate copies of all confirmations relating to the plan.


     COVERED SECURITIES

A Covered Security includes all securities defined as such under the Advisers Act, and includes:

     o Debt and equity securities (including transactions in exchange traded funds ("ETFs");

     o Options (put, call, straddle) on securities, on indices, and on currencies or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;

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     o All forms of limited partnership and limited liability company interests, including interests in private investment funds (E.G., hedge funds), and interests in investment clubs; and

     o Shares of any Affiliated Investment Company.


The term Covered Security does not include the following:

     o Direct obligations of the U.S. government (E.G., treasury securities);

     o Banker's acceptances,  bank certificates of deposit, commercial paper and
       high-quality   short-term   debt   obligations,    including   repurchase
       agreements;

     o Shares issued by money market funds;

     o Shares of open-end registered investment companies that are not advised or sub-advised by the Firm (or its affiliates); and

     o Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or sub-advised by the Firm (or the Firm's affiliates).


     PERSONAL INVESTMENT TRANSACTION PROCEDURES AND REPORTING PRECLEARANCE PROCEDURES

Every Access Person must contact the Neuberger Berman designated employee account contact before executing any transaction in Covered Securities held in his or her own name or in which he or she has a Beneficial Interest. Before granting such approval, the designated employee account contact shall complete the following preclearance steps by determining that:

       1. No Affiliated Investment Company utilizing the pension trading desk has a pending "buy" or "sell" order in that security ;

       2. The security does not appear on any Neuberger Berman "restricted list"; and

       3. In the case of  Access  Persons  who are  Investment  Personnel,  such
          transaction   is  not  short   selling  or  option   trading  that  is
          economically opposite any current holding by any investment company.

     The following securities, transactions and accounts are EXEMPT from preclearance requirements:

       1. Securities transactions effected in blind trusts;

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       2. The  acquisition  of  securities  through  stock  dividends,  dividend
          reinvestments,   stock  splits,   reverse   stock   splits,   mergers,
          consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

       3. Transactions in Discretionary Accounts;

       4. The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;

       5. Transactions in shares of affiliated open-end funds;

       6. Transactions in approved outside accounts.

       7. Options on the  Standard & Poor's "500"  Composite  Stock Price Index;
          and

       8. Other securities that may from time to time be so designated in writing by the Divisional Compliance Department.

Obtaining   preclearance   approval   does  not   constitute  a  waiver  of  any
prohibitions, restrictions, or disclosure requirements in this Code.

     HOLDING PERIODS

30 DAY

All securities positions established in any Covered Account must be held for at least 30 calendar days. The holding period is measured on a Last In-First Out basis. Positions included in this 30-day holding requirement are equities, options or other derivatives on equities, fixed income instruments which contain an equity feature (e.g. convertibles), below investment grade fixed income securities and Affiliated Mutual Funds.

60 DAY

Investment Personnel are required to hold shares of Affiliated Mutual Funds for at least 60 days. Please consult the applicable MUTUAL FUND CODE for each Adviser for further information.


6 MONTH

All Employee purchases of Lehman Brothers Securities are subject to a SIX (6) MONTH HOLDING PERIOD. Please see the section below entitled "Trading in Lehman Brothers Holdings for further details.

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     EXCLUSIONS

The following are excluded from the 30-day holding period requirement: U.S. Treasury obligations, non-affiliated open-end mutual funds, investment grade fixed income instruments without an equity feature, options on market indices and other instruments designed to replicate activity of market indices (such as SPDR's, DIAMONDS etc.), covered calls, hedges on existing positions (held over 30 days), and tax driven strategies (such as costless collars) which are pre-approved by the Divisional Compliance Department.

Positions where there is a loss over 10% are also excluded from the holding period requirement. However, this exclusion does not apply to losses in options on equities. Further, the exclusion for losses over 10% does not apply if a pattern of losses taken within 30 days is detected.

AMG recognizes that Firm Employees may acquire shares of Affiliated Mutual Funds in their Lehman 401k plan through payroll deductions on a frequent basis and that imposition of the applicable holding period for the Lehman 401k plan would be unduly burdensome. Accordingly, there will be no formal holding period for the Lehman 401k plan. However, AMG Employees are not permitted to engage in any excessive trading or activity that under any circumstances would constitute market timing.

     EXCEPTIONS AND QUESTIONS

Questions regarding the policy and/or any requests for exceptions to this policy should be directed in writing or by e-mail to the Divisional Compliance Officer within AMG. Attached as Exhibit A is a list of Compliance Officers and departments for each division.


     REPORTING VIOLATIONS

Every Employee must immediately report any violation of the Code to the Divisional Compliance Officer. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Divisional Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

Violations of the policy may lead to disgorgement of profits, suspension of trading privileges for the particular Employee, or disciplinary action up to and including termination.

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PRICE SWITCH POLICY

The price switch policy has been implemented as a best practice to ensure that when a trade is executed in a client account, the price the client receives is always fair. The client is never to be at a disadvantage if an Insider or Limited Insider trades the same security the same day as the client.

The definition of an Insider and a Limited Insider is as follows:

   o An Insider includes Access Persons, their spouses, parents, grandparents, children and grandchildren. Also included are other relatives living in the same household as any member the Employee's Portfolio Management Group and any other accounts in which the Employee has a financial interest, or the account of any person to whose financial support the Employee materially contributes.

   o A Limited Insider includes the Access Person's mother-in-law, father-in-law, son-in-law, sibling, brother-in-law, daughter-in-law, and sister-in-law. Limited Insider Accounts also include the accounts of any estate or trust where an Employee is an executor, trustee or other fiduciary with a beneficial interest in the account, and any person having knowledge of any proposed purchase and/or sale of securities for the account.


     SAME DAY PRICE SWITCH

     COVERED ACCOUNTS

     A. FULL PRICE  SWITCH

For purposes of the Firm Same Day Price Switch Policy, Insider Accounts (whether they are managed for a fee or not) are subject to being price switched vs. any Firm investment advisory or discretionary client account.

No Insider Account may receive a more favorable execution price on the same day than any Firm investment advisory or discretionary client account if the total price difference is greater than $1,000. This policy applies to all Access Person's accounts regardless of whether the AMG Employee's group or any other Portfolio Management Group at the Firm manages them. The Neuberger Berman Compliance Department will effect a price switch to enforce this policy. The Neuberger Berman Compliance Department will determine which client gets the benefit of the price switch. The determination is made based upon the client who received the worst price of the day. If there is more than one client that received the worst price of the day, the Neuberger Berman Compliance Department will randomly choose which clients would benefit from the price switch. Under no circumstances may a Portfolio Manager choose or have any input into the decision as to which client account is to receive the benefit of a price switch.

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     B.  LIMITED INSIDER PRICE SWITCH

Limited Insider Accounts are only subject to being price switched against a Firm investment advisory or discretionary account that is managed by the related Firm Employee or their Portfolio Management Group. No Limited Insider Account may receive a more favorable execution price on the same day than that received by any Firm investment advisory or discretionary account that is managed by the related Employee or the Employee's Portfolio Management Group if the total price difference is greater than $1,000. When the related Employee works directly with another person or group, this price switching policy extends to the investment advisory or discretionary accounts managed by that other person or group as well.


     SECURITIES COVERED UNDER THE SAME DAY PRICE SWITCH

All common stock, corporate bonds, municipal bonds, and all options thereon are subject to price switching verses an investment advisory or discretionary client account in the same security on the same day. Short sales and Short-Against-the-Box sales are also subject to being switched.

Options will be price switched if any Firm investment advisory or discretionary account buys or sells the same put or call as the Covered Account, or if the client's Portfolio Manager exercises an option and also trades the same common stock for his or her clients.

      EXCEPTIONS

Limited Insider Accounts will not be subject to price switching as long as these accounts are managed for a fee.


7-DAY PRICE SWITCH (APPLICABLE TO INVESTMENT PERSONNEL)

If any Investment Person purchases a Covered Security held, or by reason of such transaction held, in his or her own name or in which he or she has a Beneficial Interest and within seven (7) days prior or subsequent thereto a Company/Trust or Fund with respect to which he or she is an Investment Person has purchased or purchases the same security, then, to the extent that the price paid per share by such Company/Trust or Fund for such purchase was or is less favorable than the price paid per share by such Investment Person, such Company/Trust or Fund shall have the benefit of the more favorable price per share.

If any Investment Person sells a Covered Security held in his or her own name or in which he or she has a Beneficial Interest and within seven (7) days prior or subsequent thereto a Company/Trust or Fund with respect to which he or she is an Investment Person has sold or sells the same security, then, to the extent that the price received per share by such Company/Trust or Fund for such sale was or is less favorable than the price received per share by such Investment Person,

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such  Company/Trust  or Fund shall have the benefit of the more favorable  price per share.

An amount of money necessary to effectuate the price switch shall be transferred from the account of the Employee or Investment Person subject to the price switch policies, to the Investment Company's or Fund's account, as the case may be. The price switch shall be limited to the number of shares purchased or sold by the Employee or Investment Person or the number of shares purchased or sold by the Investment Company or Fund, as the case may be, whichever is smaller.


     SECURITIES COVERED UNDER THE 7-DAY PRICE SWITCH

All common stock, corporate bonds, municipal bonds, and all options thereon are subject to price switching versus a Firm investment advisory or discretionary client account in the same security on the same day. Short sales and Short-Against-the-Box sales are also subject to being switched.

Options will be price switched if any Firm investment advisory or discretionary account buys or sells the same put or call as the Covered Account, or if the client's Portfolio Manager exercises an option and also trades the same common stock for his or her clients.


          EXCEPTIONS TO 7-DAY PRICE SWITCH

Notwithstanding the foregoing, price switching shall not apply to:

          (i) Securities transactions effected in blind trusts;

          (ii) Securities transactions that are non-volitional on the part of the Employee, Investment Person or the Investment Company;

          (iii) The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

          (iv) The acquisition of securities through the exercise of rights issued by an issuer PRO RATA to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;

          (v)  Options on the  Standard & Poor's  "500"  Composite  Stock  Price
          Index;

          (vi) Transactions in which the adjustment resulting from the price switch is less than One Thousand Dollars ($1,000.00),

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          (vii) Transactions arising through arbitrage, market making activities or hedged options trading;

          (viii) Transactions in the Lehman Profit Sharing and Retirement Plan;

          (ix) Transactions involving odd lots; and

          (x) Other securities that may from time to time be so designated in writing by the Divisional Compliance Department.


PRIVATE PLACEMENTS

It is the policy of the Firm that before purchasing any security offered in a private placement in a Covered Account (including stocks, bonds, options, warrants and hedge fund investments), all Access Persons must obtain the advance written approval of both the Divisional Compliance Officer and the Chief Investment Officer and/or appropriate AMG designee for the particular division in which the Access Person works.

This policy is intended to ensure the following: (i) there is no actual conflict or the appearance of conflict between an Access Person's private investment and activity conducted on behalf of other clients; (ii) an Access Person's actions do not give the appearance that the Firm is endorsing the investment; (iii) that involvement in this and other outside activities does not breach an Access Person's obligation to devote his/her professional efforts exclusively for the AMG in which he/she is employed; and (iv) securities are not being offered to an Access Person by virtue of his/her position or relationship at the Firm.

A Private Placement and Hedge Fund Approval Form can be obtained from the Divisional Compliance Officer which may be used to seek approval for participation in private placements or hedge funds. The form must be accompanied by appropriate supporting documentation concerning the investment, including the private placement memoranda, subscription documents, and periodic statements. You must notify the Divisional Compliance Officer of any changes to your investment.


INITIAL PUBLIC OFFERINGS (IPOS)

Firm policy consistent with NASD Rule 2790, prohibits all Supervised Persons from participating in IPOs.


     TRADING WHEN MUTUAL FUND TRADES ARE PENDING

No Insider Account or Limited Insider Account (as defined in the Price Switching section herein) is permitted to trade in any security, or a derivative of such security, while there is a pending order (either through the Firm or otherwise) in such security for any equity mutual fund advised or sub-advised by the Firm.

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The designated  employee contact shall complete the same  preclearance  steps as outlined above.

No Firm Employee should knowingly enter any order whereby Covered or Limited Insider accounts receive a more advantageous price than that received by a mutual fund in that security on the same day.

In the case of Access Persons who are Investment Personnel of the Mutual Funds, no transaction that is short selling or any derivative having the same economic effect as a short sale of any security shall be permitted.


     REPORTING AND CERTIFICATION REQUIREMENTS

All forms will be provided by the Divisional Compliance or applicable Human Resource Department. Unless otherwise instructed all reports should be submitted to the Divisional Compliance Department.

INITIAL

Access Persons are required to file an initial report of securities holdings within 10 days of hire, or within 10 days of becoming an Access Person. Access Persons are required to certify that they have read and understand the Code of Ethics.

Access Persons must arrange for securities accounts to be transferred to Neuberger Berman unless prior written approval from the Divisional Compliance Contact is obtained.

QUARTERLY

Access Persons are required to report Covered Securities transactions; within 30 days after the end of the calendar quarter. Access Persons are required to report gifts of covered securities received during the quarter; within 30 days after the end of the calendar quarter. Access Persons are required to disclose changes to Covered Accounts (new, closed, and transferred); within 30 days after the end of the calendar quarter.

ANNUAL

Access Persons are required to disclose securities holdings on or before January 30 of each year. Access Persons are required to certify they have read, understand, and complied with the Code of Ethics; on or before January 30 of each year.

AMENDMENTS TO THE CODE

If amendments  are made to the Code on other than an annual basis and determined
to  be  material,   Access   Persons  will  be  required  to  submit  a  written
acknowledgement that they have received, read and understood the amendments.

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     EXCEPTIONS TO HOLDINGS REPORT

If an Access Person has previously provided confirms and statements of all securities transactions and the Firm has maintained them as a composite record, the Access Person can satisfy the initial or annual holdings report requirement by timely confirming the accuracy of the statement or composite in writing.

Since all Employees, unless they have received permission otherwise, are required to maintain their securities accounts and positions at Neuberger Berman holdings reports will not be required if they duplicate information already maintained at Neuberger Berman. However, holdings reports will be required for any approved outside accounts.


ADMINISTRATION OF THE CODE

The Divisional Compliance Department will receive and review all reports submitted pursuant to the Code. The Divisional Compliance Department will review the reports to determine that Access Persons trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The Divisional Compliance Officer will also ensure that all books and records relating to the Code are properly maintained. The Firm will maintain the following records in a readily accessible place:

          o A copy of each Code that has been in effect at any time during the past five years;

          o A record of all written acknowledgements of receipt, review and understanding of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person;(2)

          o A record of each report made by an Access Person, including any brokerage confirmations and brokerage account statements obtained from Access Persons;

          o A list of the names of persons who are currently, or within the past five years were, Access Persons;

          o A record of any decision for approving the acquisition of securities by Access Persons in private placements and hedge funds for at least five years after the end of the fiscal year in which approval was granted.

____________________
(2) These records must be kept for five years after the individual ceases to be a supervised person of the firm.

MONITORING OF PERSONAL INVESTMENT TRANSACTIONS

The  Divisional   Compliance   Departments  have  each  designated   individuals
responsible for reviewing and monitoring on a regular basis personal investment transactions and trading patterns of Access Persons.


TRADING OF LEHMAN BROTHERS HOLDINGS INC. ("LEH")


     LEHMAN BROTHERS SECURITIES

All Employee purchases of Lehman Brothers Securities, other than SAVRS or money market funds, are subject to the SIX (6) MONTH HOLDING PERIOD.

     o Sales will be permitted during the six-month holding period only in hardship cases consistent with the Firm's Policy for transactions in other securities generally.


Employee transactions in debt and equity securities, including derivative products, issued by any Lehman Brothers entity3 (hereafter referred to as "Lehman Brothers Securities") are subject to all aspects of the policy, as modified below. Approval of purchases effected in an Employee's 401(k) Plan or pursuant to the Employee Stock Purchase Plan (or other Firm sponsored plan) is not required. (Sales are still subject to the six (6) month holding period.)

As with all other securities, naked short sales of Lehman Brothers common stock are prohibited. While "short against the box" transactions are permitted, the long position may not be liquidated before the short position. (See "Short Sales" below.)

The ONLY permissible Employee transactions in options on Lehman Brothers common stock are the sale of COVERED calls or the purchase of puts to protect existing positions that have been maintained for at least six (6) months. Employees are prohibited from writing covered calls or buying puts to protect their Restricted Stock Unit (RSU) positions, as well as shares acquired through the Employee Stock Purchase Plan that have not been maintained for the required six (6) month holding period. Lehman securities must be long in the Employees Lehman Brothers, Neuberger Berman, or Fidelity Investments account in order to execute covered option positions.

____________________

(3) This restriction does not apply to transactions in closed-end funds issued by any Lehman Brothers entity. All Affiliated Funds are subject to a minimum 30 day holding period.

In addition, all Employee transactions in Lehman Brothers Securities may be prohibited during "blackout" periods, such as those surrounding significant corporate announcements. Employees should consult with the Divisional Compliance Department as to whether a "blackout" is in effect before placing a trade in Lehman Brothers Securities. Employee and Employee-related accounts generally may not purchase or sell Lehman Brothers Securities on the day earnings are released, or on the day preceding the announcement. Further, it is the Employee's obligation to cancel any open limit orders during this period. Failure to cancel these orders will result in the Firm's unilateral liquidation of any executed transactions at the Employee's expense. Any profits resulting from liquidation will be donated to a charity. At no time may any Employee engage in any transaction in Lehman Brothers Securities if the Employee is in possession of material information not known to the general public with respect to the Firm or the securities.

ANY EXCEPTIONS TO THIS SECTION OF THE POLICY MAY BE GRANTED ONLY IN VERY LIMITED CIRCUMSTANCES AND ONLY WITH THE PRIOR APPROVAL OF THE CHIEF LEGAL OFFICER OF LEHMAN BROTHERS HOLDING INC. AND THE GLOBAL HEAD OF COMPLIANCE FOR LEHMAN BROTHERS HOLDINGS INC.


     LEHMAN BROTHERS INSIDERS

Certain high-level Employees ("Insiders"), who by reason of his or her job responsibilities may from time to time have access to material nonpublic information concerning the Firm, have been notified in writing by the Corporate Secretary's Office that they may not trade in Lehman Brothers Securities AT ALL during certain periods, or when material information is about to be released to the general public. The Firm's list of Insiders is derived from three categories of persons: those who serve on senior management committees, those who have access to confidential "flash" revenue or similar reports regarding the Firm or any significant segment thereof, and those whose job responsibilities potentially involve access to material nonpublic information.

As a result, these Employees are not permitted to trade in any Lehman Brothers Securities at any time during "blackout" periods which are longer than those applicable to Lehman Brothers Employees in general EXCEPT with the prior approval of the Corporate Secretary's Office. For Employees designated as an "insider", the "blackout" periods begin with the fourth trading day prior to the end of the quarter and end at the end of the day on which earnings are announced. Additional "blackout" periods may also be imposed whenever a very significant, but not public, matter is being reviewed.

As a means for Insiders to transact in Lehman Brothers Securities during blackout periods, Insiders can establish a 10b5-1 plan, which allows an Insider to give irrevocable instructions to a broker PRIOR to a "blackout" period, to be executed during the "blackout" and thereafter, PROVIDED the Insider" is not in possession of material nonpublic information at the time such instructions are given.

PROHIBITION REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION

It is illegal to trade (or provide information to others for them to trade) while you are in possession of Material Non-Public Information" that has not been publicly disseminated. Material Non-Public Information is information that has not been publicly disclosed and which a reasonable investor would utilize to make an investment decision. Information about the Firm is nonpublic if it is received under circumstances which indicate that it is not yet in general circulation and may be attributable, directly or indirectly, to the Firm or its Insiders.

Information should be not considered to have been publicly disclosed until a reasonable time after it has been made public (for example, by a filing with the SEC or by a press release). An individual who has access to Material Non-Public Information may not attempt to "beat the market" by trading simultaneously with, or shortly after, the release of the information to the public.

If in doubt about whether something is "material" or whether it has been "publicly disseminated" please contact the Divisional Compliance Department.



EXAMPLES OF MATERIAL NON-PUBLIC INFORMATION

While it is not possible to identify all information that would be deemed Material Non-Public Information," the following types of information ordinarily would be included in the definition if not yet publicly released:

o Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
o    Financial projections and strategic plans.
o Potential mergers and acquisitions or the sale of significant assets or subsidiaries.
o New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.
o Major discoveries or significant changes or developments in products or product lines, research or technologies.
o Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
o    Significant pricing changes.
o Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts.
o    Significant changes in senior management.
o    Significant labor disputes or negotiations.
o    Actual or threatened major litigation or the resolution of such litigation.
o    Tender offers.

Violations of federal law may give rise to civil as well as criminal liability, including the imposition of fines.

MUTUAL FUND CODE OF ETHICS

In addition to the IA Code of Ethics that applies to all Firm Employees, some Employees are subject to the applicable mutual funds' Code of Ethics ("Fund Code"). The Fund Code applies to all the mutual funds for which a division of the Firm is distributor, adviser or sub-adviser. Some of the provisions of the Fund Code are the same as the trading policies that apply to all AMG Employees. Other provisions that are unique to the Fund Code apply only to those Employees who are considered to be "Access Persons" with respect to the mutual funds ("Fund Access Persons").

"Fund Access Persons" for purposes of the applicable Fund Code includes directors and officers of each investment adviser to a Fund. Fund Access Persons also includes Employees who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of securities by a mutual fund, or whose functions relate to the making of any recommendations with respect to mutual fund purchases or sales and any person in a control relationship to a mutual fund for which the Firm is a distributor, investment adviser or sub-adviser who obtains information concerning securities recommendations made to the mutual fund with regard to the purchase and sale of securities..

Some of the provisions of the Fund Code apply only to those Fund Access Persons who are considered to be Investment Persons These are Employees who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities by a particular mutual fund. For example, the Portfolio Manager of a mutual fund is considered to be an Investment Person with respect to that mutual fund, as are Employees who work closely with that Portfolio Manager. Other Employees may also be considered Investment Persons.

The determination as to whether an Employee is an Access Person or an Investment Person is made by the Divisional Compliance Department.


EXCEPTIONS TO THE CODE
----------------------

The Divisional Compliance Department shall have authority to grant exceptions to the requirement of his/her Code on a case-by-case basis. Any exceptions granted must be in writing.

                                   DEFINITIONS
                                   -----------


ACCESS PERSONS- ALL EMPLOYEES OF AMG.

AFFILIATED MUTUAL FUND - Each registered investment company and series thereof advised or sub-advised by a subsidiary of Lehman Brothers Holdings, Inc.

BENEFICIAL INTEREST - Refers to a security or account in which an Employee:

     o  either has the power to make investment decisions;
     o  has a financial interest in the securities or the securities account; or
     o has a security or account which is held in the name of any member of his/her Immediate Family.


BLIND TRUST - a trust in which an Access Person or Employee has Beneficial Interest or is the settlor with a power to revoke, with respect to which the Compliance Department has determined that such Access Person or Employee has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions therein, provided, however, that direct or indirect influence or control of such trust is held by a person or entity not associated with Lincoln or any affiliate of Lincoln and not a relative of such Access Person or Employee.

DISCRETIONARY ACCOUNT - An account in which an Employee gives an unaffiliated broker discretion to buy and sell securities. Such account has been approved in writing by the Divisional Compliance Department.


DIVISIONAL COMPLIANCE DEPARTMENT - The Compliance Department for the respective division in which an Access Person is employed.


DIVISIONAL COMPLIANCE OFFICER - The Compliance Officer or designee assigned to a particular division and as named in Exhibit A of this Code.


IMMEDIATE FAMILY - Includes your spouse as well as any of the following relatives who share the same household with you: child, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law.


INSIDER - An Insider includes access persons, their spouses, parents, grandparents, children and grandchildren. Also included are other relatives living in the same household as any member the Employee's portfolio management group and any other accounts in which the Employee has a financial interest, or the account of any person to whose support the Employee materially contributes.

INSIDER ACCOUNT - A securities account in the name of an Insider

INVESTMENT PERSONNEL - Any Employee of AMG who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; and any natural person who controls AMG and who obtains information concerning recommendations made to such Fund regarding the purchase or sale of securities by such Fund. The determination as to whether an individual is an Investment Person shall be made by the Divisional Compliance Department.

LIMITED INSIDER - A Limited Insider includes the access person's mother-in-law, father-in-law, son-in-law, sibling, brother-in-law, daughter-in-law, and sister-in-law. Limited Insider accounts also include the accounts of any estate or trust where an Employee is an executor, trustee or other fiduciary with a beneficial interest in the account, and any person having knowledge of any proposed purchase and/or sale of securities for the account.

LIMITED INSIDER ACCOUNT - A securities account in the name of a limited Insider.


OUTSIDE ACCOUNT - A brokerage account that is maintained with a firm other than Neuberger Berman and for which the Supervised Person has received formal written approval from the Divisional Compliance Department to maintain.

                                    EXHIBIT A

                        DIVISIONAL COMPLIANCE INFORMATION
                        ---------------------------------



------------------------------------------------------------------
         DIVISION           COMPLIANCE OFFICER      CONTACT
                                                  INFORMATION
------------------------------------------------------------------
EXECUTIVE MONEY             Brad Cetron        (646) 497-4654
MANAGEMENT, INC.            Laura Wajs         (646) 497-4666
------------------------------------------------------------------
LEHMAN BROTHERS             Chamaine Williams  (212) 526-5324
ALTERNATIVE INVESTMENT      James Barling      (212) 526-3886
MANAGEMENT
------------------------------------------------------------------
LEHMAN BROTHERS ASSET       Chamaine Williams  (212) 526-5324
MANAGEMENT INC.             James Barling      (212) 526-3886
------------------------------------------------------------------
LINCOLN CAPITAL FIXED       Lori Loftus        (312) 627-4315
INCOME MANAGEMENT COMPANY   MaryAnn McCann     (312) 627-4338
LLC
------------------------------------------------------------------
NEUBERGER BERMAN ASSET      Brad Cetron        (646) 497-4654
MANAGEMENT, LLC             Laura Wajs         (646) 497-4666
------------------------------------------------------------------
NEUBERGER BERMAN            Brad Cetron        (646) 497-4654
INVESTMENT SERVICES, LLC    Laura Wajs         (646) 497-4666
------------------------------------------------------------------
NEUBERGER BERMAN, LLC       Brad Cetron        (646) 497-4654
                            Laura Wajs         (646) 497-4666
------------------------------------------------------------------
NEUBERGER BERMAN            Phil Carroll       (646) 497-4653
MANAGEMENT INC.
------------------------------------------------------------------
SAGE PARTNERS LLC           Brad Cetron        (646) 497-4654
                            Laura Wajs         (646) 497-4666
------------------------------------------------------------------

                                    ADDENDUM

              LINCOLN CAPITAL FIXED INCOME MANAGEMENT COMPANY, LLC


Scope - Accounts, Exceptions
----------------------------

In addition to the exceptions listed on page six of the Investment Adviser Code of Ethics, Lincoln Capital employees are permitted to maintain mutual fund holdings at Fidelity. These accounts must be disclosed to the Compliance Department for monitoring and review purposes.